As Filed with the Securities and Exchange Commission on May 8, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL COMMUNICATION, INC.

(Exact name of registrant as specified in its charter)

ALASKA	92-0072737
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781

(Address of Principal Executive Offices)(zip code)

GCI 401(k) Plan

(Full title of the plan)

John M. Lowber

General Communication, Inc.

2550 Denali Street, Suite 1000, Anchorage, Alaska  99503-2781

(Name and address of agent for service)

907.868.5600

(Telephone number, including area code, of agent for service)

Copy to: Julius J. Brecht

Wohlforth, Brecht, Cartledge & Brooking, A Professional Corporation

900 West 5th Avenue, Suite 600, Anchorage, Alaska  99501

907.276.6401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
General Communication, Inc. Common Stock Class A	5,000,000	$9.583	$47,915,000	$6,535.60

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described below.

(2)   Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 and based upon the average of the high and low prices of $9.805 per share and $9.361 per share, respectively, i.e., an average of $9.583 per share, as quoted on the Nasdaq Stock Market on May 2, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The contents of the initial registration statement pertaining to the General Communication, Inc. Qualified Employee Stock Purchase Plan (since renamed, revised and restated as the GCI 401(k) Plan and, hereafter, “Plan”) filed with the Securities and Exchange Commission on Form S-8 on April 5, 1993 (Registration No. 33-60728), the subsequent registration of additional shares filed with the Commission on Form S-8 on September 27, 1995 (Registration No. 333-8760), on November 6, 1998 (Registration No. 333-66877), on September 1, 2000 (Registration No. 333-45054), on June 25, 2003 (Registration No. 333-106453), on August 7, 2008 (Registration No. 333-152857), and on April 2, 2010 (Registration No. 333-165878), and the Company’s annual report on Form 10-K for the year ended December 31, 2012, and the Plan’s annual report on Form 11-K for the year ended December 31, 2011, all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since December 31, 2011, and the description of the Company’s common stock as contained in the Form 10, as amended, filed pursuant to that act are incorporated by reference into this Registration Statement.  Required opinions, consents and signatures are included in this Registration Statement in accordance with the provisions of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

See Item 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

See Item 1.

Item 4.  Description of Securities

See Item 1.

Item 5.  Interests of Named Experts and Counsel

See Item 1.

Item 6.  Indemnification of Directors and Officers

See Item 1.

Item 7.  Exemption from Registration Claimed

See Item 1.

Item 8.  Exhibits

See Exhibit Index and Exhibits at the end of this Registration Statement.

Item 9.  Undertakings

See Item 1.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska, as of May 8, 2013.

GENERAL COMMUNICATION, INC.
(Registrant)

By:	/s/ Ronald A. Duncan	By:	/s/ John M. Lowber
	Ronald A. Duncan		John M. Lowber
	President, Chief		Senior Vice President,
	Executive Officer		Chief Financial Officer
	(Principal Executive Officer)		(Principal Financial Officer)

		By:	/s/ Lynda L. Tarbath
Lynda L. Tarbath
Vice President, Chief Accounting Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Ronald A. Duncan	May 8, 2013
Ronald A. Duncan	Date
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Stephen M. Brett	April 26, 2013
Stephen M. Brett	Date
Chairman of the Board and Director

/s/ Jerry A. Edgerton	April 26, 2013
Jerry A. Edgerton	Date
Director

/s/ Scott M. Fisher	April 26, 2013
Scott M. Fisher	Date
Director

/s/ William P. Glasgow	April 26, 2013
William P. Glasgow	Date
Director

/s/ Mark W. Kroloff	April 30, 2013
Mark W. Kroloff	Date
Director

/s/ Stephen R. Mooney	April 26, 2013
Stephen R. Mooney	Date
Director

/s/ James M. Schneider	April 30, 2013
James M. Schneider	Date
Director

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska, as of May 8, 2013.

GCI 401(k) PLAN

By:	General Communication, Inc.
Plan Administrator

Through Its Authorized Representatives for the Plan:

By:	/s/ John M. Lowber
John M. Lowber

By:	/s/ Peter Pounds
Peter Pounds

By:	/s/ Lynda Tarbath
Lynda Tarbath

EXHIBIT INDEX

Exhibit No.	Description

4	Instruments

4.1(1)	Restated Articles of Incorporation of General Communication, Inc.

4.2(2)	Bylaws of General Communication, Inc.

4.3.1	Certificate of Secretary on copy of revised and restated GCI 401(k) Plan, effective as of September 24, 2012 (“Plan”) with the attached Plan (as displayed in Exhibit 4.3.1A and 4.3.1B)

4.3.2

Certificate of Secretary on action by Board of Directors at its April 26, 2013 meeting adopting a resolution authorizing a 5 million share increase of the allocation of common stock for requisition by the Plan (as displayed in Exhibit 4.3.2A)

4.5.1	IRS Determination on Volume Submitter Profit Sharing Plan with CODA Issued To Fidelity Management & Research Co., dated March 31, 2008

5	Opinion re legality

5.1	Opinion on Legality of Shares, dated May 8, 2013

15	None

23	Consents of experts independent auditors and counsel

23.1	Consent of Wohlforth, Brecht, Cartledge and Brooking, A Professional Corporation

23.2	Consent of Grant Thornton LLP

24	None

99	Additional Exhibits

99.1

Certificate of Secretary on Board of Directors action by resolution adopted at its June 25, 2012 meeting appointing new Plan Administrator and members of Plan Committee, and copy of resolution (as displayed in Exhibit 99.1A)

(1)                                 Incorporated by reference and previously filed with the SEC as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2007.

(2)                                 Incorporated by reference and previously filed with the SEC as an exhibit to the Company’s annual report on Form 10-Q for the quarter ended September 30, 2007.